AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into this February 3, 2014, by and between (1) FIMI Opportunity Fund IV, L.P., a limited partnership formed under the laws of the State of Delaware, FIMI Israel Opportunity Fund IV, Limited Partnership, a limited partnership formed under the laws of the State of Israel, FIMI Opportunity V, L.P., a limited partnership formed under the laws of the State of Delaware, and FIMI Israel Opportunity V, Limited Partnership, a limited partnership formed under the laws of the State of Israel (each, a "Purchaser Entity" and, collectively, the “Purchaser”), and (2) [York Capital Management, L.P., a Delaware limited partnership, York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership, York Credit Opportunities Fund, L.P., a Delaware limited partnership, York Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership, Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership and Permal York Ltd. , a British Virgin Islands company] (each, a "Seller Entity" and, collectively, collectively, the “Seller”). Each of Purchaser and Seller may be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS, Gilat Satellite Networks Ltd. (the “Company”) is a public Israeli company whose ordinary shares, par value NIS 0.2 per share (“Ordinary Shares”), are traded on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange; and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser a total of 2,106,121 Ordinary Shares of the Company (the "Purchased Shares") in an off-market private transaction in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Sale of the Purchased Shares. On the Effective Date, Seller shall sell and transfer to Purchaser and Purchaser shall purchase from Seller the Purchased Shares, free and clear of any and all Encumbrances (as defined below), at a price per Purchased Share of Five U.S. Dollars (US$5) and an aggregate purchase price of Ten Million Five Hundred Thirty Thousand and Six Hundred and Five U.S. Dollars (US$10,530,605) (the “Purchase Price”). The “Effective Date” shall be the business day in New York and Israel immediately following the day on which Seller notifies Purchaser that it is ready to consummate the sale of the Purchased Shares for the Purchase Price, but in no event more than 21 days from the date hereof.

For purposes of this Agreement "Encumbrances" shall mean: liens, pledges, security interests, easements, restrictive covenants, claims, charges, mortgages or other third party rights of any kind.

2.	The following transactions shall take place on the Effective Date, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents have been delivered:

(1)	Seller Entities shall transfer to the Purchaser Entities the Purchased Shares, free and clear of any and all Encumbrances, as follows:

Name of Seller Entity	Number of Purchased Shares
York Capital Management, L.P.	148,480
York Multi-Strategy Master Fund, L.P.	1,440,928
York Credit Opportunities Fund, L.P.	78,077
York Credit Opportunities Master Fund, L.P.	167,446
Jorvik Multi-Strategy Master Fund, L.P.	144,860
Permal York Ltd.	126,330

Name of Purchaser Entity
FIMI Opportunity Fund IV, L.P.	361,305
FIMI Israel Opportunity Fund IV, Limited Partnership	691,756
FIMI Opportunity V, L.P.	497,594
FIMI Israel Opportunity V, Limited Partnership	555,466

(2)	Seller shall deliver to Purchaser duly executed irrevocable instructions from the Seller to the broker holding the Purchased Shares or to the holder registered as holding the Purchased Shares with any registration company or otherwise, instructing the electronic transfer of the Purchased Shares to the respective accounts of the Purchaser Entities, as previously provided to Seller by Purchaser.

(3)	Purchaser shall deliver to Seller duly executed irrevocable instructions to Purchaser's bank as to the transfer of the Purchase Price to the bank accounts of the respective Seller Entities, as set forth in Exhibit A attached hereto. The Purchase Price shall be paid in US$ by wire transfer of immediately available funds.

3.	Representations and Warranties.

(1)	Ownership of Purchased Shares. Seller hereby represents and warrants to Purchaser that each Seller Entity is the beneficial and record owner and holder of the Purchased Shares being sold by it and owns such Purchased Shares free and clear of any and all Encumbrances.

(2)	Authorization; Binding Authority; Enforceability. Each Party represents to the other Party that it has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it, and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms. No authorization, approval or consent of, any third party is required of such Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(3)	Independent Decision. Seller represents and warrants that it has made an independent decision to sell the Purchased Shares at the agreed price. Seller has determined that it is in possession of adequate information to make such decision, and confirms that it has not relied on any act, statement or omission of Purchaser or any information (in any form, whether written or oral) furnished by or on behalf of Purchaser in making that decision. Purchaser represents and warrants that it has made an independent decision to purchase the Purchased Shares at the agreed price. Purchaser has determined that it is in possession of adequate information to make such decision, and confirms that it has not relied on any act, statement or omission of Seller or any information (in any form, whether written or oral) furnished by or on behalf of Seller in making that decision.

(4)	Sophisticated Investor. Each Party is a sophisticated, knowledgeable and experienced investor and has adequate information concerning the business and financial condition of the Company. Neither Party has disclosed any material non-public or confidential information to the other Party, and neither Party has requested that such information be disclosed. Each Party is capable of evaluating the merits and risks of the sale and of protecting its own interest in connection with the purchase and sale. Neither Party has given any investment advice or rendered any opinion to the other Party as to whether the purchase or sale of the Purchased Shares is prudent or suitable. Purchaser represents and warrants that it is acquiring the Purchased Shares for investment purposes and not with the intent to distribute or resell.

(5)	Waiver. Each Party, on its own behalf and on behalf of its successors and assigns, hereby expressly releases, discharges and dismisses any and all actions, causes of action, suits, claims, charges, demands, damages and losses of any type whatsoever, whether known or unknown, choate or inchoate, at law, in equity, by contract or otherwise against the other Party and its successors and assigns in each case arising from or involving the failure to disclose any or all of the information known to it or in its possession in connection with the sale and purchase of the Purchased Shares. Each Party waives any and all protections afforded under any applicable statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of any of the provisions of this Agreement.

4.	Tag-Along.

If during the period that commences on the date hereof and ends on the fourth anniversary of the date hereof, Purchaser wishes to sell Ordinary Shares to a proposed third party purchaser (the “Proposed Purchaser”), Purchaser shall send to Seller a written notice in which Purchaser shall specify the following information (the “Tag Along Offer”): (i) the number of shares that Purchaser proposes to sell (the “Tag Along Shares”); (ii) the minimum price that Purchaser intends to receive in respect of the Tag Along Shares; (iii) the proposed date for sale of the Tag Along Shares; and (iv) if applicable, the identity of the Proposed Purchaser.

Seller shall have the right to notify Purchaser in writing, within five (5) business days after it is informed of the Tag Along Offer, of its intention to exercise its tag along right pursuant to this Section 4 (the “Tag Along Exercise Notice”), in such number of Ordinary Shares of up to Seller's Pro-Rata Portion (as defined below), as Seller shall specify in the Tag Along Exercise Notice, and on the same terms and conditions to Seller as set forth in the Tag Along Offer.

"Seller's Pro-Rata Portion" shall mean the number of Tag Along Shares multiplied by a fraction, (i) the numerator of which shall be the number of Ordinary Shares held by Seller as of the date of the Tag Along Exercise Notice and (ii) the denominator of which shall be the total number of Ordinary Shares held by Seller as of such date plus the total number of Ordinary Shares held by Purchaser as of such date.

In each instance in which Seller exercises its tag along right hereunder, Purchaser shall either (i) cause the Proposed Purchaser to add such number of Ordinary Shares indicated in the Tag Along Exercise Notice, in addition to the Tag Along Shares to be purchased by the Proposed Purchaser from Purchaser, as part of the sale agreement; or, in the event that the Proposed Purchaser declines to purchase the total number of Ordinary Shares that the parties wish to sell, or (ii) cause the number of Tag Along Shares proposed to be sold by Purchaser to be accordingly reduced to the extent necessary to provide for the sale by Seller of its Ordinary Shares as indicated in the Tag Along Exercise Notice.

Purchaser shall have sole discretion in deciding whether or not to consummate the transaction contemplated by the Tag Along Offer (regardless of the exercise by Seller of its tag along rights), and shall have no liability towards Seller if such transactions are not consummated. In the event the transactions contemplated by a Tag Along Offer shall not be consummated by Purchaser for any reason, Seller shall not be required to, but may, sell any Ordinary Shares to the Proposed Purchaser.

In the event that Purchaser proposes to effect a sale of Ordinary Shares on terms and conditions less favorable to a seller of shares than those set forth in the Tag Along Offer or in the event that the transaction thereunder is not consummated within 90 days after the lapse of the five (5) business-day period set forth above, then Purchaser shall not proceed with any sale of Ordinary Shares without Purchaser again complying with the terms and conditions of this Section 4.

Notwithstanding anything to the contrary herein, the tag along rights set forth in this Section 4 shall not apply to the transfer of Ordinary Shares by Purchaser to its Permitted Transferees (as defined below).

For the purpose of this Agreement, "Permitted Transferee" shall mean any Purchaser Entity, the partners of any such Purchaser Entity (pro rata to their respective holdings in the Purchaser Entity) and any entity controlled by, controlling or under common control with any such Purchaser Entity.

5.	Miscellaneous.

(1)	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby.

(2)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the appropriate court in Tel-Aviv, Israel, and agrees not to assert any objections to the jurisdiction thereof.

(3)	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the other Parties to this Agreement.

(4)	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Parties to this Agreement.

(5)	Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be facsimiled or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to the other Party in writing in accordance with this provision:

if to Seller:	c/o York Capital Management
767 Fifth Avenue
17th floor
New York, NY 10153
United States
Tel: +1-212-300-1300
Email: rswanson@yorkcapital.com
Attention: General Counsel

if to Purchaser:	c/o FIMI V 2012 Ltd.
Electra Building
98 Yigal Alon St.
Tel-Aviv, 67891, Israel
Tel: +972-3-565-2244
Email: fimi@fimi.co.il

or such other address with respect to a Party as such Party shall notify the other Party in writing as above provided. Any notice sent in accordance with this Section 5(5) shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery to the above-referenced address, and (iii) if sent via email, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

(6)	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise, afforded to any of the Parties, shall be cumulative and not alternative.

(7)	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(8)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

(9)	Expenses. Each Party shall bear its own legal and other expenses in connection with the transaction contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Seller:

_________________________

York Capital Management, L.P.

York Multi-Strategy Master Fund, L.P.

York Credit Opportunities Fund, L.P.

York Credit Opportunities Master Fund, L.P.

Jorvik Multi-Strategy Master Fund, L.P.

Permal York Ltd.

By: York Capital Management Global Advisors, LLC, as the investment advisor to the entities

Name: _______________________

Title: _______________________

Purchaser:

_____________________ FIMI Opportunity Fund IV, L.P. By: FIMI IV 2007 Ltd. Name: ___________________ Title: ____________________	_______________________ FIMI Israel Opportunity Fund IV, Limited Partnership By: FIMI IV 2007 Ltd. Name: _______________________ Title: _______________________

_____________________ FIMI Opportunity V, L.P. By: FIMI FIVE 2012 Ltd. Name: ____________________ Title: _____________________	_______________________ FIMI Israel Opportunity V, Limited Partnership By: FIMI FIVE 2012 Ltd. Name: ______________________ Title: _______________________

Exhibit A

Seller Entities Bank Account Information

[to be provided]